Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2011 Financial and Operating Results

Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--March 13, 2012--Sucampo Pharmaceuticals, Inc. (“Sucampo” or the “Company”), (NASDAQ: SCMP), a global pharmaceutical company, today reported its consolidated financial results for the quarter and full year ended December 31, 2011.

For the full year 2011 Sucampo reported a net loss of $17.3 million, or $0.41 per diluted share, compared to a net loss of $2.8 million, or $0.07 per diluted share, for 2010. Sucampo reported net income of $2.7 million, or $0.06 per diluted share, for the fourth quarter compared to a net loss of $6.3 million, or $.15 per diluted share, for the same period in 2010.

“We are committed to bringing novel medicines to patients with unmet medical needs globally and have invested considerable time and resources to do that and to protect the value of our approved products. We were very pleased to reach four of the five strategic milestones for 2011 and believe that the fifth milestone will be accomplished in 2012,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chair and Chief Executive Officer. “We have established several key value drivers in 2012, including successfully implementing the arbitrators’ decision in the dispute with our partner; approval of our MAA in the UK and the NDA in Japan, both for lubiprostone; submission of marketing applications for lubiprostone for OBD or OIC in the US, EU and Switzerland; and filings of MAAs for unoprostone isopropyl in the EU and Switzerland.”

Four of five key milestones achieved in 2011

Sucampo management reiterated today that four of its five key milestones for 2011 have been achieved. They are:

  We completed enrollment into our third phase 3 clinical trial for lubiprostone for opioid bowel dysfunction, or OBD or opioid-induced constipation, or OIC, and reported successfully meeting the primary endpoint in February 2012.
  We submitted an MAA for lubiprostone for the treatment of CIC in the United Kingdom.
  We integrated SAG into the SPI corporate structure, and in September 2011 consolidated our intellectual property in SAG.
  We have completed the arbitration hearings on the dispute with our U.S. partner, Takeda, and await the arbitrators’ binding decision which we expect to learn by April 30, 2012.

The timing of the RESCULA milestone has moved from 2011 to 2012:

  We seek approval of a revised label for RESCULA to reflect the current state of scientific understanding on its mechanism of action. In the U.S., the current approved indication is the lowering of intraocular pressure (IOP) in open-angle glaucoma and ocular hypertension in patients who are intolerant of or insufficiently responsive to other IOP lowering medications. We expect a revised label in 2012.

Operational Highlights

  On February 2, 2012, we reported the successful top-line results of the third phase 3 clinical trial of lubiprostone for the treatment of OBD or OIC in patients with chronic non-cancer pain, excluding those taking methadone. The primary endpoint, of a significantly greater proportion of patients achieving an overall SBM response with lubiprostone treatment vs. placebo, was met as the response rate for lubiprostone-treated patients was 26.9% vs. 18.6% for placebo-treated patients (p=0.035). There were no drug-related serious adverse events reported for patients taking lubiprostone. Additionally there were no significant changes in electrolyte levels and no treatment-related serious vascular or cardiovascular ischemic events. These data confirm the results from a previous phase 3 trial of lubiprostone in OBD patients and the associated long-term safety trial. We expect to submit a supplemental New Drug Application (sNDA) during the second quarter of 2012 and are planning to seek priority review for this submission. In addition, we plan to file submissions with the European Union and Swiss regulatory authorities to seek marketing approvals for this indication.

  In the fourth quarter, we settled a lawsuit against Covance Inc., a CRO, regarding its performance of the OBD phase 3 clinical trials. As part of the settlement agreement, they paid us $10.0 million in cash and cancelled $1.1 million in outstanding payables.
  We continued to work on reaching a conclusion in the arbitration with Takeda at the International Court of Arbitration, International Chamber of Commerce (ICC). The hearing on our claims was held during December, 2011; we expect an ICC arbitration award by April 30, 2012 but do not know how long thereafter the proceedings will conclude. We have engaged in substantial planning in anticipation of a favorable award. We have spent significant resources in the dispute with Takeda and expect to incur additional expenses but at a lower rate going forward. These arbitration proceedings and implementing the decision of the arbitrators may require the continuing attention of our senior management.
  We are announcing today that we have made AMITIZA available for sale within Switzerland as of February 2012. This is in keeping with our mission to make safe and effective drugs available to patients with unmet medical needs. We are continuing our discussions with the Swiss reimbursement authorities regarding an appropriate price for lubiprostone for CIC so that AMITIZA may become more accessible to a larger number of Swiss patients.
  As reported in August 2011, we submitted a marketing authorization application (MAA) for lubiprostone for the treatment of CIC in the U.K. under the national procedure. The review process for the MAA filing is progressing and we anticipate receiving a decision in August 2012. If this MAA is approved, we will submit an application for an extension of lubiprostone for the additional indication of the treatment of OBD in non-cancer, non-methadone pain patients. If this application is successful we will file an application under the mutual recognition procedure to seek approval in a number of other European Union states.
  The review process for our NDA for lubiprostone for CIC, submitted in September 2010, to the Japanese Pharmaceuticals and Medical Devices Agency (PMDA), is proceeding as expected. We have had meetings with the PMDA and anticipate receiving approval in the second quarter of 2012. If successful, NDA approval will be followed by a reimbursement negotiation with the Japanese regulatory authorities.
  The treatment phase of our exploratory clinical study of unoprostone isopropyl on ocular blood flow has concluded. We are analyzing those data and believe that the results of this clinical study will enable us to better design a protocol and endpoints for a dose ranging phase 2 trial in dry age-related macular degeneration (dry AMD) patients. We hope to initiate that trial in late 2012.
  Throughout 2011, we strengthened the Board of Directors and our management team. In July, Daniel P. Getman, Ph.D., currently President of Kansas City Life Sciences Institute and formerly Vice President at Pfizer Global Research and Development and Director of Pfizer’s St. Louis laboratories joined our Board of Directors. In September, Gregory Deener joined as Vice President of Marketing, Strategy and Implementation. In October 2011 Cary J. Claiborne, our Interim CFO since March 2011, joined as CFO. In February 2011 Andrew P. Smith joined as Principal Accounting Officer. These individuals bring a significant range of industry and professional experience to the company. In September, after five years of leading our R&D group, Gayle R. Dolecek, P.D., M.P.H., was appointed Executive Advisor, R&D, reflecting a change to part-time employment. Dr. Dolecek remains a member of our Board of Directors. His responsibilities as Senior Vice President, Research & Development are now shared by Peter Lichtlen, M.D., Ph.D., Senior Medical Officer and Vice President of European Operations, who joined the company in July 2011, and Taryn R. Joswick, Vice President, Clinical Development. In November, Birgit Roerig, Ph.D., was promoted to Vice President, Pharmacology & Toxicology.

Financial Results for the Quarter and Year-to-Date

For the full year and fourth quarter 2011, Sucampo reported total revenue of $54.8 million and $14.2 million, respectively, compared to $61.9 million and $12.4 million for the same periods in 2010.

Key components of revenue for the full year included product royalty revenue of $41.5 million and R&D revenue of $9.2 million, compared to $40.3 million and $16.5 million, in 2010. Key components of revenue in the fourth quarter of 2011 included product royalty revenue of $10.8 million and R&D revenue of $2.7 million, compared to $10.5 million and $0.6 million, respectively, in the same period of 2010. The full year decrease in R&D revenue was primarily due to the completion of clinical activity in 2010 on our Japanese development program for lubiprostone under the Abbott Agreement, while we await a response to the NDA filing. Net sales of AMITIZA as reported to us, increased 2.9%, to $226.4 million, for the year 2011 from $220.0 million for 2010, and were $56.8 million for the fourth quarter 2011, compared to $55.3 million in the same period 2010. AMITIZA Total Prescriptions (TRx) as reported by IMS health show that prescriptions grew by 6.6% from 2010 to 2011.

Operating Expenses

Settlement of Legal Dispute - Income from the settlement of legal dispute relates to a dispute with Covance, a CRO that performed clinical trials for the OBD or OIC indication. The amount represents receipt of $10.0 million in cash and cancellation of outstanding payables of $1.1 million, there were no corresponding amounts in 2010.

R&D expenses were $33.5 million for the full year 2011, compared to $24.0 million for 2010. The increase was primarily due to expenses associated with the third phase 3 trial of lubiprostone for OBD or OIC patients and remonitoring costs of which 50.0% are reimbursed by Takeda, as well as increases in other development activities.

G&A expenses were $41.3 million for the full year 2011, compared to $27.9 million for 2010. The increase in G&A expenses was primarily attributable to an increase in legal, consulting and other professional expenses, which relate to costs incurred in connection with on-going legal matters, including our dispute with Takeda, a separate dispute with Covance that was settled in October 2011 and SAG integration activities.

Selling and marketing expenses were $8.8 million for the full year of 2011, compared to $10.2 million for 2010.

Non-Operating Income (Expense)

Non-operating expense was $4.2 million for the full year 2011, compared to non-operating expenses of $3.2 million for 2010. Non-operating expenses for year 2011 included $2.5 million in loan note interest that is related to the SAG acquisition, compared to none for 2010. The year 2011 includes a foreign exchange loss of $2.0 million compared to a loss of $3.7 million for 2010.

Net Income (Loss)

Net loss for the full year 2011 was $17.3 million, compared to net loss of $2.8 million for 2010 as explained above.

Comprehensive Income (Loss)

Comprehensive loss for the full year 2011 was $16.0 million, compared to comprehensive income of $1.0 million for 2010. Comprehensive loss for the full year 2011 includes a $1.3 million foreign currency translation gain compared to a gain of $3.7 million for 2010.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2011, cash, cash equivalents, restricted cash and investments were $93.4 million, compared to $123.9 million at December 31, 2010. At December 31, 2011, notes payable were $59.6 million, compared to $64.0 million at December 31, 2010, including current notes payable of $20.4 million at December 31, 2011, and $19.5 million at December 31, 2010.

In September 2011, the Board of Directors approved a program to repurchase our Class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. As of the end of year, we had repurchased 186,987 shares at a cost of $700,042.

Company to Host Conference Call Today

In conjunction with its fourth quarter and full year financial results, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 1-800-638-5439 (domestic) or 1-617-614-3945 (international), and provide the participant passcode 66964895, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 73270889.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl

Sucampo holds development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the Peoples Republic of China. Unoprostone isopropyl (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA.

About lubiprostone

AMITIZA (lubiprostone) is a chloride channel activator indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women 18 years of age and older.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on the discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic catalysis by 15-PGDH of eicosanoids and docosanoids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman and CEO. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding CEO and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo.

Sucampo Forward-Looking Statement

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of March 13, 2012. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, “goal”, “objective” and other words and terms of similar meaning or use future dates. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European, Asian and emerging market countries; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, settlement costs, the risk of an adverse decision or settlement and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our integration of Sucampo AG and consolidation of the intellectual property in Sucampo AG; and (ii) our ability to commercialize our in-line products. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in its reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues:
Research and development revenue	$2,658	$622	$9,249	$16,540
Product royalty revenue	10,793	10,515	41,517	40,300
Co-promotion revenue	610	1,060	3,378	4,417
Contract and collaboration revenue	154	154	617	613
Total revenues	14,215	12,351	54,761	61,870

Operating expenses:
Research and development	7,659	7,472	33,497	23,955
Settlement of legal dispute	(11,100)	-	(11,100)	-
General and administrative	11,953	8,848	41,270	27,867
Selling and marketing	2,094	3,099	8,783	10,201
Total operating expenses	10,606	19,419	72,450	62,023

Income (loss) from operations	3,609	(7,068)	(17,689)	(153)
Non-operating income (expense):
Interest income	89	103	249	608
Interest expense	(611)	(75)	(2,455)	(75)
Other expense, net	14	(1,140)	(2,019)	(3,700)
Total non-operating income (expense), net	(508)	(1,112)	(4,225)	(3,167)

Income (loss) before income taxes	3,101	(8,180)	(21,914)	(3,320)
Income tax benefit (provision)	(402)	1,866	4,608	565
Net income (loss)	$2,699	$(6,314)	$(17,306)	$(2,755)

Net income (loss) per share:
Basic net income (loss) per share	$0.06	$(0.15)	$(0.41)	$(0.07)
Diluted net income (loss) per share	$0.06	$(0.15)	$(0.41)	$(0.07)
Weighted average common shares outstanding - basic	41,766	41,850	41,839	41,848
Weighted average common shares outstanding - diluted	41,832	41,850	41,839	41,848

Comprehensive income (loss):
Net income (loss)	$2,699	$(6,314)	$(17,306)	$(2,755)
Other comprehensive income gain (loss):
Unrealized loss on investments, net of tax effect	(110)	(23)	(2)	(18)
Foreign currency translation	121	1,199	1,282	3,745
Comprehensive income (loss)	$2,710	$(5,138)	$(16,026)	$972

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	December 31,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$50,662	$49,243
Investments, current	24,452	54,524
Product royalties receivable	10,795	10,516
Unbilled accounts receivable	2,036	1,097
Accounts receivable, net	4,616	731
Prepaid and income taxes receivable	2,845	702
Deferred tax assets, current	163	243
Deferred charge, current	3,057	-
Restricted cash, current	15,113	15,113
Prepaid expenses and other current assets	1,177	2,374
Total current assets	114,916	134,543

Investments, non-current	998	5,028
Property and equipment, net	1,669	2,025
Intangibles assets, net	8,364	3,070
Deferred tax assets, non-current	2,089	4,178
Deferred charge, non-current	26,751	-
Restricted cash, non-current	2,129	-
Other assets	653	429
Total assets	$157,569	$149,273

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$6,978	$4,199
Accrued expenses	13,648	10,216
Deferred revenue, current	3,888	4,987
Deferred tax liability, current	2,167	1,078
Notes payable, current	20,400	19,522
Total current liabilities	47,081	40,002

Notes payable, non-current	39,227	44,439
Deferred revenue, non-current	7,045	8,321
Deferred tax liability, non-current	23,019	-
Other liabilities	2,603	2,681
Total liabilities	118,975	95,443

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2011 and 2010; no shares issued and outstanding at December 31, 2011 and 2010	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2011 and 2010; 15,690,780 and 15,659,917 shares issued and outstanding at December 31, 2011 and 2010, respectively	157	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2011 and 2010; 26,191,050 shares issued and outstanding at December 31, 2011 and 2010	262	262
Additional paid-in capital	59,957	58,468
Accumulated other comprehensive income	17,854	16,574
Treasury stock, at cost; 186,987 shares	(700)	-
Accumulated deficit	(38,936)	(21,630)
Total stockholders' equity	38,594	53,830
Total liabilities and stockholders' equity	$157,569	$149,273

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2011
Research and development revenue	$2,478	$-	$180	$2,658
Product royalty revenue	10,793	-	-	10,793
Co-promotion revenue	610	-	-	610
Contract and collaboration revenue	141	-	13	154
Total revenues	14,022	-	193	14,215
Research and development expenses	4,593	2,002	1,064	7,659
Settlement for legal dispute	(11,100)	-	-	(11,100)
Depreciation and amortization	(133)	405	10	282
Other operating expenses	13,094	285	386	13,765
Income (loss) from operations	7,568	(2,692)	(1,267)	3,609
Interest income	85	3	1	89
Interest expense	-	(569)	(42)	(611)
Other non-operating expense, net	(21)	(105)	140	14
Income (loss) before income taxes	$7,632	$(3,363)	$(1,168)	$3,101
Capital expenditures	$52	$3	$-	$55

Three Months Ended December 31, 2010
Research and development revenue	$1,575	$-	$(953)	$622
Product royalty revenue	10,515	-	-	10,515
Co-promotion revenue	1,060	-	-	1,060
Contract and collaboration revenue	142	-	12	154
Total revenues	13,292	-	(941)	12,351
Research and development expenses	5,790	381	1,301	7,472
Depreciation and amortization	227	(10)	29	246
Other operating expenses	10,700	606	395	11,701
Loss from operations	(3,425)	(977)	(2,666)	(7,068)
Interest income	97	1	5	103
Interest expense	-	(57)	(18)	(75)
Other non-operating expense, net	(4)	(1,020)	(116)	(1,140)
Loss before income taxes	$(3,332)	$(2,053)	$(2,795)	$(8,180)
Capital expenditures	$70	$1	$17	$88

Year Ended December 31, 2011
Research and development revenue	$8,033	$-	$1,216	$9,249
Product royalty revenue	41,517	-	-	41,517
Co-promotion revenue	3,378	-	-	3,378
Contract and collaboration revenue	565	-	52	617
Total revenues	53,493	-	1,268	54,761
Research and development expenses	24,058	4,354	5,085	33,497
Settlement for legal dispute	(11,100)	-	-	(11,100)
Depreciation and amortization	535	730	43	1,308
Other operating expenses	46,326	1,092	1,327	48,745
Loss from operations	(6,326)	(6,176)	(5,187)	(17,689)
Interest income	240	6	3	249
Interest expense	-	(2,288)	(167)	(2,455)
Other non-operating expense, net	(42)	(1,884)	(93)	(2,019)
Loss before income taxes	$(6,128)	$(10,342)	$(5,444)	$(21,914)
Capital expenditures	$145	$6,006	$133	$6,284

Year Ended December 31, 2010
Research and development revenue	$5,473	$-	$11,067	$16,540
Product royalty revenue	40,300	-	-	40,300
Co-promotion revenue	4,417	-	-	4,417
Contract and collaboration revenue	566	-	47	613
Total revenues	50,756	-	11,114	61,870
Research and development expenses	12,769	944	10,242	23,955
Depreciation and amortization	895	12	57	964
Other operating expenses	33,822	1,979	1,303	37,104
Income (loss) from operations	3,270	(2,935)	(488)	(153)
Interest income	596	3	9	608
Interest expense	-	(57)	(18)	(75)
Other non-operating expense, net	(46)	(3,216)	(438)	(3,700)
Income (loss) before income taxes	$3,820	$(6,205)	$(935)	$(3,320)
Capital expenditures	$298	$3	$32	$333

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, +1-240-223-3834
kdesantis@sucampo.com